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                                                                      Exhibit 23

                         CONSENT OF INDEPENDENT AUDITOR

The Board of Directors
Croghan Bancshares, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-53075) on Form S-8 of Croghan Bancshares, Inc. of our report dated January 9, 2001, relating to the consolidated balance sheets of Croghan Bancshares, Inc. and its subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Croghan Bancshares, Inc.

                                             /s/ CLIFTON GUNDERSON LLP

Toledo, Ohio
March 27, 2001